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                                                                   Exhibit 10.15

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                             MANUFACTURING AGREEMENT

                                 BY AND BETWEEN

                         XANODYNE PHARMACEUTICALS, INC.

                                       AND

                             J.B. LABORATORIES, INC.

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                             MANUFACTURING AGREEMENT
                                 BY AND BETWEEN
           XANODYNE PHARMACEUTICALS, INC. AND J.B. LABORATORIES, INC.

THIS MANUFACTURING AGREEMENT is made this 30th day of April 2007 by and between:

(1) J.B. LABORATORIES, INC., a corporation organized under the laws of the State of Michigan and having a principal place of business at 13295 Reflections Drive, Holland, Michigan 49424 ("Manufacturer"); and

(2) XANODYNE PHARMACEUTICALS, INC., a corporation organized under the laws of the State of Delaware and having a principal place of business at One Riverfront Place, Newport, Kentucky 41071 ("Xanodyne"):

RECITALS:

WHEREAS Xanodyne now wishes to appoint Manufacturer as a manufacturer of the products set forth in Attachment A and Manufacturer wishes to be appointed as a manufacturer of said products; and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, Manufacturer and Xanodyne (individually a "Party", collectively the "Parties") covenant and agree as follows:

ARTICLE 1: DEFINITIONS

In this Agreement the following expressions shall have the following meanings:

     "Actions" shall have the meaning set forth in Section 10.1.

     "Active Ingredient(s)" means the ingredients set forth in Attachment B for use in the Manufacture of Product.

     "Active Ingredient Specifications" means the specifications for the Active Ingredients as set forth in, referenced in or delivered pursuant to the Quality Agreement, as such specifications may be amended from time to time by mutual written agreement of the Parties.

     "Acquisition Cost" shall mean the actual invoiced price paid by Manufacturer to any Third Party for acquiring Raw Material for purposes of the Manufacturing of Product, including, but not limited to, shipping, handling and testing costs and customs duties incurred and paid by Manufacturer to any Third Party in connection with the acquisition of Raw Materials.

     "Affiliate" means any company, partnership or other entity which directly or indirectly controls, is controlled by or is under common control with the Party in question. For this purpose, "control" means the power to direct actions, management or policies whether

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     through the ownership of more than 50% of the issued share capital or other equity interest, by contract, declaration of trust or otherwise.

     "Agreement" means this Manufacturing Agreement as amended, restated or otherwise modified from time to time.

     "Aggrieved Party" shall have the meaning set forth in Section 10.1.

     "Applicable Laws" means all applicable federal, state, local and foreign laws, rules and regulations, including, without limitation, the United States Federal Food, Drug and Cosmetic Act, as amended, FDA regulations and those laws, rules and regulations concerning environmental requirements and the transportation of the Product if Manufacturer is responsible for shipment.

     "Batch" shall mean batches of Product in the sizes set forth in Attachment A hereto.

     "CGMP's" means the industry standards with regard to the interpretation and implementation of the regulations described in 21 CFR 210 and 211, as such may be amended from time to time.

     "Competing Product" means, with respect to a Product, (i) any pharmaceutical product which contains some or all of the Active Ingredients which directly competes with such Product; or (ii) any pharmaceutical product that an industry recognized data source, such as, by way of example and not exclusion, First DataBank, Gold Standard or Medispan, classifies as a substitutable product for such Product.

     "Confidential Information" shall be broadly construed and shall include, but is not limited to, any and all current and future proprietary product information, technical, financial, employment related, regulatory or legally sensitive information, customer names, addresses and related data, contracts, practices, procedures, software, hardware, files and other business information including but not limited to specifications, compounds, ingredients, formulae, recipes, samples, reports, methods, strategies, plans, documents, drawings, machines, tools, models inventions, patent disclosures, Know-How and materials that may be disclosed between the Parties heretofore or hereafter whether received or obtained prior to or after the Effective Date or developed as a result of entering into or performing this Agreement and whether in written, oral, electronic, website-based or other form including information obtained during facility tours, but shall not include information which:

          (a) is in the public domain at the date of this Agreement or subsequently comes into the public domain otherwise than through breach of the terms of this Agreement by the recipient;

          (b) the receiving Party can prove was in its possession at the date of disclosure or which subsequently comes into its possession without in either case being subject to any obligation of confidentiality to the disclosing Party; or


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          (c)  can be demonstrated to have been developed independently by the recipient without the aid of or reference to information disclosed to the recipient hereunder.

     "Cost" means the actual cost incurred by Manufacturer calculated in accordance with U.S. GAAP (United States generally accepted accounting principles) and using the normal standard cost accounting and allocation methods and procedures of Manufacturer consistently applied.

     "Delivery Date" means the date for the delivery of a Product shipment, as stated in the applicable purchase order for such shipment.

     "Effective Date" means the date first written above.

     "Expert" means a Third Party with expertise in pharmaceutical product manufacturing who is appointed by written agreement of Manufacturer and Xanodyne.

     "FDA" means the United States Food and Drug Administration or any successor thereto.

     "Force Majeure" means any circumstances beyond the reasonable control of a Party including, without limitation, flood, war, terrorism, insurrection, acts of God, governmental action or inaction, accident, strike, fire or explosion which are not the result of the Party's negligence.

     "Improved Technology" shall mean any development, improvement, modification or extension of a Party's Intellectual Property Rights arising under or resulting from performance of this Agreement or otherwise developed during the Term.

     "Intellectual Property Rights" means all rights in and to Confidential Information and Know-How, patents (including applications therefor and supplementary protection certificates) copyrights, trademarks, service marks or similar rights.

     "Know-How" means data, knowledge, techniques, inventions, designs, drawings, health and safety information including without limitation material safety data sheets, tests, reports, procedures, processes, models, manuals, formulae, systems, experiments, samples, specimens, results, statistics, research, tables of operating conditions and the like and all other know-how and information and including without limitation:

          (a) analytical standards for analysis of Products and Raw Materials and/or the manufacture thereof;

          (b)  in-process quality assurance standards and methods of production;

          (c)  hazard data, storage requirements and manufacturing records;

          (d)  safety procedures, manuals and systems, process parameters; and

          (e)  Batch records.


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     "Liability" shall have that meaning set forth in Section 10.2.

     "Manufacture" shall have the meaning set forth in Section 2.1.

     "Manufacturer Know-How" means all Know-How owned by Manufacturer prior to the Effective Date and, subject to Section 8.2, developed by Manufacturer after the Effective Date without reliance on the Xanodyne Intellectual Property provided to Manufacturer hereunder.

     "Manufacturer Improved Technology" means any Improved Technology based upon Manufacturer's Intellectual Property.

     "Manufacturer Intellectual Property" means all Intellectual Property Rights owned by Manufacturer from time to time, including without limitation Manufacturer Improved Technology.

     "Manufacturing Problem" shall have that meaning set forth in Section 11.1.

     "Packaging Specifications" means the packaging and labelling specifications for the Product set forth in, referenced in or delivered pursuant to the Quality Agreement, as such specifications may be amended from time to time by mutual written agreement of the Parties.

     "Plant" means the premises of Manufacturer situated at 13295 Reflections Drive, Holland, Michigan or such other cGMP compliant facility of Manufacturer approved by Xanodyne for the purpose of Manufacture hereunder.

     "Product(s)" means Xanodyne's pharmaceutical product(s) identified in Attachment A in finished form to the relevant Product Specifications in both finished packaged product and bulk packaged product; provided, however, that any pharmaceutical products that would otherwise constitute a "Product" pursuant to the foregoing definition shall not constitute a "Product" if such pharmaceutical product is reformulated or is manufactured using Intellectual Property Rights and/or Know-How different than that used as of the date hereof.

     "Product Specifications" means the specifications for the Products set forth in, referenced in or delivered pursuant to the Quality Agreement including master batch records, process specifications and analytical methods, as such specifications may be amended from time to time by mutual written agreement of the Parties.

     "Quality Agreement" means the Quality Agreement between the Parties dated April 30, 2007 as may be amended, restated or otherwise modified from time to time, which is hereby incorporated herein by reference. The Quality Agreement is attached hereto as Attachment C.

     "Quarter" means a period of three (3) calendar months commencing January 1, April 1, July 1 and October 1 in each year during the Term of this Agreement provided however that if the Effective Date is a date other than the first day of a Quarter, the first Quarter


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     shall be that period beginning on the Effective Date and ending immediately before the next Quarter.

     "Raw Materials" means, in relation to each Product, the Active Ingredients, excipients and packaging materials used in the Manufacture thereof.

     "Raw Material Specifications" means the specifications relating to the handling, warehousing, and storage of Raw Materials as set forth in, referenced in or delivered pursuant to the Quality Agreement, as such specifications may be amended from time to time by mutual written agreement of the Parties.

     "Regulatory Authority" means any relevant government authority (or successor agency thereof) responsible for granting any regulatory approval or marketing authorization in connection with the Products or otherwise having jurisdiction over the Products or its marketing, manufacture or shipment, as applicable.

     "Renewal Term" shall have the meaning set forth in Section 12.1.

     "Specification" means each of the following as they relate to Active Ingredients, Raw Materials and/or Products as appropriate:

          (a)  the Product Specifications,

          (b)  the Raw Material Specifications,

          (c)  the Packaging Specifications, or

          (d)  the Active Ingredient Specifications,

     "Stock-out" means any point in time that Xanodyne has no inventory of Product on hand. "Term" shall have the meaning as set forth in Section 12.1.

     "Third Party" means any person, or entity other than the Parties to this Agreement or any of their respective Affiliates, officers or employees.

     "Unit" shall mean the quantity of Product referred to in Attachment A.

     "Unit Price" means the Price of a Unit identified in Attachment A and established pursuant to Article 5 and includes the sole cost for Manufacturer to Manufacture and supply the Product to Xanodyne, including, without limitation the Cost of Raw Materials.

     "Xanodyne Improved Technology" means any Improved Technology based upon Xanodyne's Intellectual Property.

     "Xanodyne Intellectual Property" means all Intellectual Property Rights owned or used by Xanodyne or its Affiliates in relation to the Product(s) prior to the Effective Date or developed for or by Xanodyne after the Effective Date, including without limitation Xanodyne Improved Technology.


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     "Xanodyne Know-How" means any and all Know-How owned or used by Xanodyne or its Affiliates in relation to the Product(s) or Active Ingredients or the Manufacture thereof prior to the Effective Date and developed for or by Xanodyne after the Effective Date.

     "Year" means the period from the Effective Date to December 31, 2007 and each subsequent calendar year beginning January 1, 2008 thereafter during the Term of this Agreement.

ARTICLE 2: MANUFACTURE AND SUPPLY OF PRODUCTS AND RAW MATERIALS

2.1 Manufacture of Product. Manufacturer shall conduct exclusively for Xanodyne and its Affiliates the following activities in relation to each Product: blending, compressing, coating, testing and packaging and all activities related thereto, including, without limitation, warehousing and storage ("Manufacture") and shall supply Product to Xanodyne and Xanodyne's Affiliates pursuant to purchase orders delivered by Xanodyne to Manufacturer subject to the terms and conditions of this Agreement. Xanodyne shall purchase at least [**] percent ([**]%) of Xanodyne's annual requirements for each Product from Manufacturer, subject to the terms and conditions of this Agreement and in accordance with the following provisions.

     2.1.1 Manufacturer shall, subject to Section 3.2.2, Manufacture the quantity of Product ordered by Xanodyne and its Affiliates, and Manufacturer shall not manufacture, supply or sell the Products for or to any Third Party.

     2.1.2 All Product shall be Manufactured by Manufacturer at its Plant in accordance with the Specifications, using Xanodyne Intellectual Property where appropriate.

     2.1.3 Manufacturer shall have responsibility for the manufacture, processing, testing, storage, treatment and handling of all Product in accordance with the Specifications and the Quality Agreement, including processing, testing, storage, treatment and handling of Raw Materials. Manufacturer shall also have sole responsibility for disposing of all Product and wastes arising from Manufacturer's failure to comply with the Specifications and for performance of all of its obligations hereunder in accordance with all Applicable Laws.

2.2 Active Ingredient. At a minimum, Manufacturer shall order the necessary quantities of Active Ingredients at appropriate intervals to meet Xanodyne's Purchase Orders. Manufacturer will accommodate up to [**]% of Xanodyne's forecast, provided Purchase Orders are delivered pursuant to
     Section 4.1.

2.3 Raw Materials. Raw Materials, including Active Ingredients, excipients and packaging materials, shall be acquired by Manufacturer from Third Parties designated and approved by Xanodyne in writing pursuant to the Quality Agreement.

2.4 Expiry. All Finished Packaged Product Manufactured pursuant to this Agreement shall have an expiry period of not less than [**] months after shipment of the Product by Manufacturer. All Bulk Packaged Product Manufactured pursuant to this Agreement


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     shall be shipped to Xanodyne's designated warehouse or affiliates within
     [**] months from the date of manufacture.

ARTICLE 3: FORECASTS; ORDERS

3.1 Twelve Month Forecast. Simultaneously with the submission of the first purchase order for the Products and within 30 days of the beginning of each Quarter thereafter, Xanodyne shall deliver to Manufacturer for its review a forecast of Xanodyne's Unit requirements for each Product for each of the following 12 months. Except as provided in Section 3.2 and 2.1, the forecasts provided by Xanodyne pursuant to this Section 3.1 shall not be binding on Manufacturer or Xanodyne in any way.

3.2 Forecast Variances. The forecast for Product requirement for the first Quarter given pursuant to Section 3.1 shall constitute a binding obligation of Manufacturer to Manufacture and of Xanodyne to accept and purchase, quantities of Product set forth in such forecast as follows:

     3.2.1 Xanodyne shall be required to purchase no less than [**] percent ([**]%) of forecasted quantities in the first Quarter.

     3.2.2 Manufacturer shall be required, if requested by Xanodyne, to Manufacture and supply to Xanodyne up to [**] percent ([**]%) of forecasted quantities in the first Quarter, provided that purchase orders are issued pursuant to Section 4.1.

     All other forecasts under this Agreement and updates thereof shall be for the sole purpose of assisting Manufacturer in its planning and will not constitute an obligation of Xanodyne to purchase the quantities of Product indicated. Notwithstanding the foregoing, in the event a product that an industry recognized data source, such as, by way of example and not exclusion, First DataBank, Gold Standard or Medispan, classifies as a substitutable product for a Product is sold by a Third Party, Xanodyne's obligations set forth in Sections 3,2.1 with respect to such Product shall immediately terminate, except to the extent that Xanodyne will be obligated with respect to all open purchase orders.

ARTICLE 4: PURCHASE OF PRODUCT; DELIVERIES

4.1 Purchase Orders. Except to the extent the Parties may otherwise agree with respect to a particular shipment, Product shall be ordered by Xanodyne pursuant to written purchase orders, which shall be sent to Manufacturer with not less than [**]days' "lead time" prior to the Delivery Dates. Manufacturer shall supply Product in such quantities on the Delivery Dates therefor. Any increase in the quantities beyond the [**]% increase allowable pursuant to Section 3.1, or any acceleration of the Delivery Dates for any Product, shall be subject to Manufacturer's prior approval; provided that Xanodyne shall be responsible for any cost increases or incremental costs which may be incurred by Manufacturer in meeting such requests.

     4.1.1 Except to the extent Applicable Laws otherwise require, quantities actually shipped pursuant to a given purchase order may vary from the quantities reflected in such purchase order by up to [**]% and still be deemed to be in compliance


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          with such purchase order. Xanodyne shall only be invoiced and required to pay for the quantities of Product which Manufacturer actually delivers to Xanodyne.

     4.1.2 If a particular shipment is not delivered within 30 days of the Delivery Date, Xanodyne may in its sole discretion, on or after the 31st day after such Delivery Date, impose a [**]% reduction in the Unit Price for such shipment. In addition, if such shipment has not been delivered within 60 days or 90 days after the Delivery Date, Xanodyne may in its sole discretion, on or after the 61st and 91st day after such Delivery Date, as applicable, impose additional [**]% reductions in the Unit Price for such shipment. Xanodyne will not be entitled to price reductions if any delay is solely attributable to actions or non-performance on Xanodyne's part.

4.2 Manufacturer shall furnish to Xanodyne with each shipment of Product ordered by Xanodyne hereunder, (i) a certificate of analysis; (ii) a certificate of conformance, reflecting that such Product conforms to the relevant Specifications, and (iii) all documentation required by Applicable Laws or any Regulatory Authority.

4.3 Xanodyne shall not be required to take receipt of a Batch of Finished Packaged Product with less than [**] months' expiry and Bulk Packaged Product past [**] months from the date of manufacture; provided that Xanodyne and Manufacturer may nonetheless negotiate in good faith for Xanodyne to purchase the Batch.

4.4 Delivery Terms. The terms of delivery for the Product shall be Free On Board (Incoterms 2000) Manufacturer's Plant. When designated for shipment to Xanodyne's designated warehouse, Xanodyne will designate the carrier for shipment from the Plant provided that Manufacturer has approved such carrier for the Plant, such approval not to be unreasonably withheld or delayed. Risk of loss and transfer of title shall stay with Manufacturer and shall not pass to Xanodyne until the carrier's receipt of the Product.

     When designated for shipment to other than Xanodyne's designated warehouse, Manufacturer shall pre-pay freight and add such amount to the invoice for the Product shipped. Xanodyne reserves the right to designate the carrier for shipment from the Plant provided that Manufacturer has approved such carrier for the Plant, such approval not to be unreasonably withheld or delayed. Risk of loss and transfer of title shall stay with Manufacturer and shall not pass to Xanodyne until the carrier's receipt of the Product.

ARTICLE 5: FINANCIAL PROVISIONS

5.1  Unit Price

     5.1.1 Subject to adjustments set forth in this Agreement, Xanodyne shall pay to Manufacturer the Unit Price for each Unit Manufactured and delivered by Manufacturer in accordance with the terms of this Agreement and the provisions set forth in Attachment A.

     5.1.2 All payments due hereunder to Manufacturer are due [**] days from the date of Xanodyne's receipt of Manufacturer's invoice, which invoice shall be sent out concurrently with shipment of Product.


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5.2  Raw Material/Active Ingredient Costs. The Cost of all Raw Materials and
     Active Ingredient acquired by Manufacturer for the Manufacture of Product shall be paid by Manufacturer and shall be incorporated into the Unit Price paid by Xanodyne for the Product.

5.3 Miscellaneous Costs. The following Costs shall be borne or allocated as follows:

     5.3.1 the Costs of auditing alternative suppliers shall be borne by Manufacturer unless the requirement of such additional supplier arises as a result of the direction or request of Xanodyne; in which case such Costs shall be borne by Xanodyne;

     5.3.2 the Costs of routine stability testing by Manufacturer shall be billed on an annual basis. Should additional stability testing beyond routine testing be required or requested by one of the Parties, the Parties shall negotiate in good faith regarding who shall bear the costs related to any such additional testing;

     5.3.3 Costs for Manufacturer to develop validation methodology as requested by Xanodyne shall be reasonably negotiated between the Parties for the account of Xanodyne.

5.4  Price Adjustments.

     5.4.1 Subject to the limitations set forth in Sections 5.4.2, 5.4,3 and 5.4.5, Manufacturer shall have the right to adjust the Unit Price as of January 1, 2008 and each succeeding January 1 during the Term to reflect:

          5.4.1.1 the net percentage change in the Manufacturer's Costs of manufacture due to change in the Costs of Raw Materials (excluding (i) Raw Materials owned by Manufacturer previous to its change in purchase Costs of same and (ii) those Costs that are covered under one or more of Manufacturer's long-term purchasing agreements); and

          5.4.1.2 changes in (i) [**], (ii) [**], (iii) [**] or (iii) [**]
               (which costs are included in the Unit Price).

     5.4.2 Any Unit Price adjustment pursuant to Section 5.4,1 shall be effective on the first day of each January of the Term and applicable for such Year. Notwithstanding the immediately preceding sentence, no Unit Price increase shall be effective unless and until Xanodyne shall have received from Manufacturer at least 90 days prior written notice ("Unit Price Adjustment Notice"), which notice shall include reasonable supporting detail of the basis and calculations of Manufacturer's Cost changes. On or before October 1 of each Year, Manufacturer shall deliver such Unit Price Adjustment Notice to Xanodyne.

     5.4.3 In no event shall any increase in Unit Price pursuant to Section
          5.4.1 exceed [**] percent ([**]%) of the Unit Price for the Product in question for the previous Year. The Unit Price shall not be adjusted more than once per Year.


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          Notwithstanding the foregoing, in the case of an abnormal increase in one or more of the Raw Materials used by Manufacturer in manufacturing Product for Xanodyne, the two parties agree to negotiate in good faith a revised Unit Price. Manufacturer agrees to notify Xanodyne within 30 calendar days of any abnormal increases in Raw Material costs that will necessitate such negotiations.

     5.4.4 The Unit Price may be adjusted to reflect the increase in Costs to Manufacture Product incurred by Manufacturer in respect of and at the time of implementing new material and mandatory safety or environmental requirements or any new material and mandatory FDA requirements, and which arise directly as a result of Manufacture for Xanodyne of Product and are not related to the Plant generally or to other products manufactured by Manufacturer at the Plant. Manufacturer shall initiate any anticipated variation in the Unit Price pursuant to this Section 5.4.4 by the delivery of a notice at least 30 days prior to the intended effective date of the proposed variation. This Section
          5.4.4 shall apply without regard to the limitations otherwise imposed by Sections 5.4.1, 5.4.2, and 5.4.3.

     5.4.5 No Unit Price adjustment pursuant to Section 5.4.1 or 5.4.4 shall apply to the quantities shown on those purchase orders which were issued to Manufacturer before the announced effective date of any adjustment. Manufacturer shall keep complete and accurate records, consistent with US GAAP, of the Costs associated with any Unit Price adjustment pursuant to Section 5.4.1 or 5.4.4. Manufacturer shall provide to Xanodyne reasonable supporting detail of the basis and calculations of Manufacturer's Costs upon proposing a Unit Price adjustment pursuant to Section 5.4.1 or 5.4,4.

     5.4.6 The Unit Price may be adjusted to reflect the increase in Costs to Manufacture Product incurred by Manufacturer which arise as a result of Xanodyne instructing Manufacturer to implement a change to a Specification. Xanodyne and the Manufacturer, prior to implementing any change to a Specification, shall agree upon any anticipated adjustment in the Unit Price pursuant to this Section 5.4.6 before Manufacturer shall be required to implement a change in the Specifications.

ARTICLE 6: CONFIDENTIAL INFORMATION AND PUBLICITY

6.1 Subject to Section 6.2 and 6.3 below, during the term of this Agreement and for a period often years following the expiration or termination for any reason of this Agreement each Party agrees that it will not (i) disclose to any Third Party any Confidential Information of the other Party received in relation to this Agreement during the Term, (ii) use such Confidential Information for any purpose other than in accordance with its rights hereunder and to carry out its obligations under this Agreement, or (iii) disclose such Confidential Information to or permit its use by any person other than such of the receiving Party's officers, employees, sub-contractors and agents who reasonably require access to the Confidential Information for the purpose of carrying out its rights and obligations under this Agreement and who have an enforceable legal obligation to the


                                      -10-

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     receiving Party of confidentiality and non-use of the Confidential
     Information substantially similar to the terms hereof.

6.2 The foregoing notwithstanding, the Confidential Information may be disclosed by the receiving Party in the event that it is required to do so by operation of law or by a governmental authority, but only to the extent that such disclosure has been so required or requested and provided that the disclosing Party has been given prompt notice to enable it to seek legal protection or confidential treatment of the Confidential Information.

6.3 Absent written authorization from the other Party, neither Xanodyne nor Manufacturer shall originate any publicity, news release or public announcement, written or oral, whether to the public or press, relating to this Agreement including its existence, the subject matter to which it relates or performance under it save only such announcement as in the opinion of counsel for the Party making such announcement is required by law to be made. Any such announcements shall be factual and as brief as possible.

ARTICLE 7: RECALLS

7.1 The decision to initiate a recall, market withdrawal or other corrective action (collectively, a "Recall") shall be made by Xanodyne in its sole discretion.

7.2 Xanodyne shall be responsible for conducting all Recalls and shall bear the cost of all Recalls of Product unless such Recall shall have arisen as a result of Manufacturer's breach of this Agreement or the negligence or wilful misconduct of Manufacturer, its Affiliates or their respective employees, agents, or contractors, in which case Manufacturer shall bear the cost of such Recall. For purposes of this Agreement, the cost of the Recall shall include amounts credited to Third Parties by Xanodyne with respect to Recalled Product.

ARTICLE 8: INTELLECTUAL PROPERTY RIGHTS

8.1 Manufacturer acknowledges and agrees that all Xanodyne Intellectual Property is the exclusive property of and belongs to Xanodyne or its Affiliates. Likewise, Xanodyne acknowledges that all Manufacturer Intellectual Property is the exclusive property of and belongs to Manufacturer or its Affiliates. Manufacturer shall be permitted to use the Xanodyne Intellectual Property exclusively and strictly for the purpose of carrying out its obligation to Manufacture the Product for Xanodyne or Xanodyne's designee under this Agreement.

8.2 Xanodyne Improved Technology whether solely developed by Xanodyne or jointly developed with Manufacturer, shall be the exclusive property of, and belong to Xanodyne. Likewise, Manufacturer Improved Technology, whether solely developed by Manufacturer or jointly developed with Xanodyne, shall be the exclusive property of and belong to Manufacturer; provided however that as to any. Improved Technology, each party shall grant to the other an irrevocable, transferable, non-exclusive, royalty-free license to utilize such technology or to sublicense such technology for the production of Product. Each Party covenants that it shall, upon the request of the other Party, assign


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     and transfer to the other Party any and all right, title and interest in any Improved Technology belonging to the other Party pursuant to this
     Section 8.2 without payment of additional consideration by such other
     Party.

8.3 For purposes of, and for the duration of this Agreement, each Party hereby grants to the other a non-exclusive, royalty-free, non-transferable license to use such Party's Intellectual Property Rights, including each Party's Improved Technology relating thereto, for the production, sale and distribution of Product supplied hereunder. In no event shall either Party be permitted to make use of the other Party's Intellectual Property or the other Party's Improved Technology for any other purpose or in the case of Xanodyne's Intellectual Property or Improved Technology for any other customer of Manufacturer, without the express written consent of the Party owning the Intellectual Property Rights or the Improved Technology, which consent may be withheld for any reason and which consent may be subject to a royalty to be agreed upon by the Parties.

ARTICLE 9: WARRANTIES AND COVENANTS

9.1 Manufacturer represents and warrants to Xanodyne that Product supplied to Xanodyne will be in strict compliance with the Specifications, at the time of sale and shipment to Xanodyne by Manufacturer, and will have been manufactured in compliance with cGMP and all provisions of this Agreement, the Quality Agreement and all Applicable Laws. Manufacturer will replace defective Products, provided that written notice of the defect is received by Manufacturer within [**] days after discover of such defect by Xanodyne, but not later than [**] months after deliver of the Products to Xanodyne; provided however that in the case of Product having a latent defect that could not have been discovered upon reasonable examination, Xanodyne must only give written notice of the defect within [**] business days of discovery of such defect.

9.2 Manufacturer represents and warrants to Xanodyne that Manufacturer is in material compliance with all Applicable Laws with respect to each facility and site to be used in Manufacture of Product and, to Manufacturer's knowledge, there are no circumstances or conditions which would reasonably be expected to prevent compliance from continuing during the duration of this Agreement or interfere with Manufacturer's ability to Manufacture Product, in each case, or create any financial liability on Xanodyne or its Affiliates.

9.3 Manufacturer represents and warrants to Xanodyne that at all times during the Term of this Agreement, Manufacturer will comply with and maintain in force all licenses, consents, permits and authorizations which may be required with respect to the Plant and Manufacturer's performance of its obligations hereunder, including without limitation, licenses and permits issued or required by the FDA and those required in relation to the generation, storage, treatment, transport, possession, handling and disposal of any waste and Manufacturer will Manufacture Product in strict compliance with all such licenses, consents, permits and authorizations.

9.4 Manufacturer represents and warrants to Xanodyne that all corporate action on the part of Manufacturer and its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Manufacturer hereunder has been taken.

9.5 MANUFACTURER EXPRESSLY DISCLAIMS ANY WARRANTY THAT THE PRODUCT WILL BE MERCHANTABLE OR WILL BE FIT FOR ANY PARTICULAR PURPOSE; AND EXCEPT AS OTHERWISE STATED HEREIN, MANUFACTURER EXPRESSLY DISCLAIMS ANY OTHER WARRANTIES WITH RESPECT TO THE PRODUCT, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT.

9.6 Manufacturer and Xanodyne each represent and warrant that, as of the Effective Date of the Agreement, neither the Manufacturer Intellectual Property nor the Xanodyne Intellectual Property, respectively, currently infringes or violates any patent, trademark, trade name, copyright, trade secret or other proprietary right of any Third Party. Each Party represents and warrants that it shall take no action to intentionally infringe any patent, trademark, trade name, copyright, trade secret or other proprietary right of any Third Party during the Term.

9.7 Xanodyne represents and warrants to Manufacturer that, except to the extent that any of the following are the obligations(s) of Manufacturer, (a) the formulation, composition, use, distribution, marketing, and/or sale of Product shall comply in all material respects with regulatory requirements and Applicable Laws, and that Xanodyne will maintain all obligations with respect thereto; and (b) that Product manufactured in accordance with the Specifications will not infringe any patent or other Intellectual Property Right of any Third Party.

9.8 Manufacturer covenants that Manufacturer shall not, during the Term, modify, alter or otherwise change any manufacturing, processing or other component of the Manufacture, including without limitation, the installation of new or upgraded equipment used in the Manufacture, from that utilized on the Effective Date without first receiving Xanodyne's prior written consent to such modification, alteration or change, and subject to the penultimate sentence of the Section, which consent shall not be unreasonably withheld or delayed. Manufacturer shall deliver written notice of such proposed modification, alteration or change to Xanodyne at least [**] days prior to Manufacturer's intended implementation of such modification, alteration or change; provided, however, that in the case of an emergency Manufacturer shall only be required to provide such advance written notice as is practicable under the circumstances. Xanodyne shall have the right to reject and direct Manufacturer not to undertake any such proposed modification, alteration or change if, in Xanodyne's sole opinion, such modification, alteration or change will conflict with the Specifications or with any Applicable Laws. Xanodyne may, in connection with any modification proposed by Manufacturer, alteration or change initiated by Manufacturer, require Manufacturer to produce, at Manufacturer's sole cost and expense, validation verification batches and any records, reports or other documentation which may be reasonably required by Xanodyne for submission to the FDA or other Regulatory Authority having jurisdiction over such matters.

ARTICLE 10: LIABILITY AND INDEMNITIES

10.1 Each Party shall promptly notify the other, in writing, if it learns of any litigation, claim, administrative or criminal proceedings (collectively "Actions"), asserted or threatened against such Party (the "Aggrieved Party") for which such Party is entitled to indemnification hereunder from the other Party. With respect to any such Action, the other Party shall reasonably cooperate with and provide reasonable assistance to the Aggrieved Party as the Aggrieved Party may reasonably request. Such reasonable assistance may include, without limitation, providing copies of all relevant correspondence and other materials that the Aggrieved Party may reasonably request; provided, however, that any Confidential Information so provided shall be treated in accordance with the provisions of Article 6 hereof.

10.2 Xanodyne hereby agrees to defend, indemnify and hold harmless Manufacturer and each of its Affiliates and their respective officers, director and employees from and against any liabilities, claims, costs, expenses (including reasonable legal fees), loss or damage (each a "Liability") to the extent arising from (i) the, marketing, distribution, sale or use of Product, or (ii) Xanodyne's material breach of its representations, warranties or covenants under this Agreement or the Quality Agreement,
     (iii) any proceedings instituted by or on behalf of a Third Party based upon a claim that the manufacture, use or sales of the Products infringes a Third Parry's Intellectual Property Rights, except, in each case, to the extent that such Liability arises as a result of the breach of this Agreement or the Quality Agreement by Manufacturer, except in each case, to the extent that such liability arises as a result of the negligence or wilful misconduct of Manufacturer, its Affiliates or their respective employees, agents, or contractors..

10.3 Manufacturer hereby agrees to defend, indemnify and hold harmless Xanodyne and each of its Affiliates and their respective officers, directors, and employees from and against any Liabilities to the extent arising from (i) Manufacturer's breach of its representations, warranties or covenants under this Agreement or the Quality Agreement or (ii) the negligence or wilful misconduct of Manufacturer, its affiliates or their respective employees, agents, or contractors.

10.4 No indemnity may be claimed by or given to the Party seeking to rely on such indemnity:

     10.4.1 unless the Party claiming indemnity shall have notified the other Party of the relevant potential Liability upon becoming aware of such potential Liability except to the extent the failure to provide such notice does not prejudice the indemnifying Party's ability to defend or contest any suit or claim relating to such potential Liability,

     10.4.2 where the Party seeking indemnification has made any offer or any settlement without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld or delayed, and

     10.4.3 unless the Party seeking indemnification has allowed the indemnifying Party to assume full control of all proceedings in relation to any such potential Liability within 30 days of having been given notice of such proceedings; provided, that (i) the Party seeking indemnification shall have the right to appoint independent counsel at its own cost to participate therein and (ii) no compromise or settlement may be effected by the indemnifying Party without the prior written consent of the other Party.

     10.4.4 The Party seeking indemnification shall cooperate fully with the indemnifying Party and its legal representatives in the investigation and defense of any action or claim with respect to which indemnification is sought hereunder.

10.5 Limitation of Liability. Neither Party shall be liable to the other Party for indirect, incidental, special or consequential damages, including without limitation any claim for damages based upon lost profits or lost business opportunity.

10.6 Insurance. Manufacturer and Xanodyne shall each maintain, throughout the Term of this Agreement, the following insurance: (i) products liability in amounts of not less than $6,000,000; and (ii) such property insurance and carrier insurance in amounts to cover the replacement value of Product and any and all property used in relation to Manufacture of Product. Each Party shall arrange for the other to be named as an additional insured under the relevant policies without liability for premiums. Each Party shall submit certificates of insurance, evidencing such insurance coverage, upon execution and delivery of this Agreement and thereafter when requested by the other Party.

ARTICLE 11: ANTICIPATORY BREACH

11.1 In the event that Manufacturer or Xanodyne becomes aware at any time of any matter, circumstance or event (a "Manufacturing Problem") which (i) would reasonably be expected to give rise to material delays in the shipment of Product, or (ii) reasonably indicate that the quality standards set forth herein and in the Quality Agreement have been materially compromised, or
     (iii) may reasonably give rise to Xanodyne's right to terminate under
     Article 12, such Party shall forthwith give written notice to the other Party of such matter, circumstance or event, the cause thereof, the anticipated length of such delay or shortfall, and the action to be taken to reduce, minimize or remove the adverse effects of any such delay. The matters, circumstances or events which shall give rise to the remedies set forth in this Section 11.1 include without limitation: (i) receipt by Manufacturer of a warning letter from a Regulatory Authority or a 483 containing significant and meaningful findings affecting Product, (ii) continuous errors or inadequacies in batch processing or documentation as determined by Xanodyne's quality assurance department, (iii) circumstances which could in the opinion of Xanodyne reasonably lead to a warning letter from a Regulatory Authority, and (iv) release of one or more Batches of Product which do not meet quality standards for releasing Product as set forth in this Agreement, the Quality Agreement, the Specifications or Applicable Laws.

     11.1.1 Within fifteen (15) days of receipt of the notice given pursuant to
          Section 11.1, Xanodyne and Manufacturer shall cause a meeting to take place with a view to agreeing to such action as may be necessary to ensure that no interruption to supply or shortfall in quantities of Product occurs.

     11.1.2 Following the meeting referred to in Section 11.1.1, in the event that Xanodyne in its reasonable opinion determines that a Manufacturing Problem (not caused by the act, omission, or breach of any agreement by Xanodyne or its Affiliates) would be reasonably expected to occur and cannot be cured within [**] days of such meeting, Xanodyne shall have the right to reappoint Manufacturer as the secondary Manufacturer of the Product, reduce Xanodyne's purchasing obligation as set forth in Section 2.1 to the lesser of (i) [**]% of Xanodyne's total requirements for Product and (ii) the percentage of [**] supply, and arrange for an increase in the proportion of Product manufactured by any existing alternate manufacturer, or otherwise appoint an alternate manufacturer, for such time and in such quantities as may in its opinion be appropriate and necessary. Manufacturer shall provide such assistance and transfer Know-How as may be necessary for Xanodyne to have Product supplied at and by an alternate manufacturer of Xanodyne's choice, except that nothing shall be deemed to require Manufacturer to transfer Manufacturer's Intellectual Property Rights or Manufacturer's Improved Technology to the alternate manufacturer.

11.2 Specification Changes. In the event that Xanodyne or the FDA requires any change, alteration or modification to the Specifications, Xanodyne shall promptly advise Manufacturer in writing of such change, alteration or modification and Manufacturer shall promptly advise Xanodyne as to any scheduling and/or Unit Price adjustments which may reasonably and necessarily result therefrom. Prior to implementation of such change, alteration or modification, the Parties agree to negotiate in good faith in an attempt to reach agreement on (i) the new Unit Price for any Product Manufactured hereunder by Manufacturer which embodies such change, alteration or modification, giving due consideration to the effect thereof on Manufacturer's direct Manufacturing Costs for the Product, and (ii) any other amendments to this Agreement which may be necessitated by such changes (i.e. an adjustment to the lead time for purchase orders). Notwithstanding the foregoing, the Unit Cost shall not be increased as a result of any change, alteration or modification in the event such change, alteration or modification is related generally to the Plant or other products manufactured by Manufacturer in the Plant. Xanodyne agrees to reimburse Manufacturer for the reasonable expenses incurred by Manufacturer as a result of such change, alteration or modification, including, but not limited to, reimbursing Manufacturer for its validation and development costs, capital expenditure costs and costs for any packaging components or other materials rendered unusable as a result of such change, alteration or modification. If during the term of this Agreement Xanodyne amends or is required by law to amend the Specifications so as to render the Raw Materials for the Products obsolete, Xanodyne shall purchase from Manufacturer, at Manufacturer's Acquisition Cost, that amount of inventory of Raw Materials and/or Products, as the case may be, so rendered obsolete.

11.3 Non-conforming Product. In the event that any Product shall fail to strictly conform with any purchase order, warranty or term set forth in this Agreement, the Quality Agreement and/or the Specifications (referred to herein as Product that is "Defective," subject to a

     "Defect" or "Defective Product"), Xanodyne shall reject such Product by giving written notice to Manufacturer in accordance with Section 9,1. Any notice given hereunder shall specify the manner in which the Product is Defective. If it is determined by agreement of the Parties (or in the absence of agreement of the Parties, by a mutually acceptable independent laboratory or consultant whose fees shall be paid by the non-prevailing Party) that the Product was not Defective as of delivery to Xanodyne in accordance with Section 4,4., Manufacturer shall have no liability to Xanodyne with respect thereto. Otherwise (i) if Xanodyne has not yet paid for such Defective Product, Xanodyne shall not be required to pay for such Defective Product and Manufacturer shall credit Xanodyne's account the costs incurred by Xanodyne to return or destroy the Defective Product and
     (ii) if payment therefor has previously been made by Xanodyne, at Xanodyne's option, Manufacturer shall (i) pay Xanodyne the amount of such payment, (ii) offset the amount thereof against other amounts then due Manufacturer hereunder or (iii) replace such non-conforming Product with conforming Product at no additional cost to Xanodyne. In any case where Xanodyne expects to make a claim against Manufacturer with respect to Defective Product, Xanodyne shall not dispose of such Product without written authorization and instructions of Manufacturer either to dispose of the Product or to return the Product to Manufacturer, except for disposal for safety or regulatory reasons and except for retention of samples thereof for the purpose of determining any dispute, the costs of which shall be borne by the Party responsible for such non-conforming Product.

ARTICLE 12: TERM AND TERMINATION

12.1 Subject to Sections 12.2, 12.3 and 12.4, this Agreement shall commence on the Effective Date and shall expire five years from such date (the "Initial Term"). Manufacturer hereby grants to Xanodyne options to extend the term of the Agreement for further periods of one year (each a "Renewal Term") which options may be exercised by Xanodyne by giving notice to Manufacturer 12 months prior to the expiration of the Initial Term or any Renewal Term, as applicable. Upon exercise of the option hereby granted, the term of the Quality Agreement shall be extended for the duration of this Agreement as extended. The Initial Term along with any Renewal Terms shall be referred to herein as the "Term."

12.2 Either Party shall be entitled to terminate this Agreement by notice given in writing to the other if:

     12.2.1 the other Party commits any material breach of any of the provisions of this Agreement and (in the case of a breach which is capable of remedy) fails to remedy the same within [**] days [**] days in the case of a breach involving the failure to pay a sum of money owed) after receipt of a written notice giving full particulars of the breach and requiring it to be so remedied; or

     12.2.2 the other Party becomes or is adjudged insolvent, makes an assignment for the benefit of its creditors, has a petition filed in bankruptcy for or against it (which petition is not dismissed within [**] days of filing) or goes into liquidation (except for the purposes of a bona fide amalgamation or other reorganization) or a receiver is appointed over al! or a major part of the property or assets of the other Party.

12.3 Xanodyne shall be entitled in its sole discretion to terminate this Agreement upon sixty (60) days notice given in writing to Manufacturer if:

     12.3.1 Manufacturer causes more than [**] Stock-outs per Year or an extended Stock-out of more than 30 days,

     12.3.2 Manufacturer's cumulative on-time delivery on the Delivery Date falls below [**] percent ([**]%) during any three (3) month period,

     12.3.3 one or more of Manufacturer's employees, agents or contractors is debarred by the PDA, or

     12.3.4 Xanodyne determines that it will no longer develop or market the Products; provided, however, that in the event Xanodyne determines to no longer develop or market less than all of the Products, Xanodyne may terminate this Agreement only as it relates to the Products it will no longer develop or market.

ARTICLE 13: CONSEQUENCES OF TERMINATION

13.1 Upon the expiration or termination for any reason of this Agreement:

     13.1.1 the terms of Articles 6, 7, 8, 9, 10 and 15 and Section 13.1 shall continue in full force and effect in accordance with their respective terms;

     13.1.2 Manufacturer and Xanodyne shall, upon request of the other, return to the other all Confidential Information received from it in relation to the Products, along with all records or copies thereof; or alternatively each Party may destroy Confidential Information upon the request of the other Party or may elect to destroy Confidential Information thirty (30) days following notice to the other if the other Party does not object to the destruction. In all events each Party or its counsel may retain one copy of the Confidential Information in a secure location for the purpose of complying with the Party's obligations hereunder, and in the event of destruction of Confidential Information shall certify to such destruction upon request of the other Party;

     13.1.3 Unless this Agreement is terminated by Manufacturer under Section 12.2, if this Agreement is terminated prior to the expiration of the Term, Manufacturer shall continue the Manufacture of Product in accordance with the terms of this Agreement for such period as may be reasonably necessary for Xanodyne to transfer production to an alternative manufacturer including without limitation time to negotiate terms and qualify and validate any such Manufacturer; and Manufacturer shall otherwise Manufacture all outstanding orders; provided, however, that in no event shall Manufacturer be required to do any of the foregoing for any period beyond the earlier of (i) 18 months after termination and (ii) the expiration of the Term.

     13.1.4 Manufacturer shall provide to Xanodyne, its Affiliates and/or any Third Party to which Manufacture of a Product is to be transferred such support as may be reasonably necessary to transfer technology and Manufacture in a timely manner to ensure no loss of or interruption in supply of Product in accordance with the following provisions:

          13.1.4.1 where termination occurs by Manufacturer pursuant to Section
               12.2 then Manufacturer will not be obligated to provide such support; and

          13.1.4.2 where termination occurs by reason of the termination by Xanodyne pursuant to Section 12.2 or 12.3, then reasonable support for such transfer will be provided by Manufacturer without charge to Xanodyne except for pre-approved out-of-pocket expenses incurred by Manufacturer in effecting the transfer for Xanodyne; and

          13.1.4.3 where termination occurs by reason of expiration then such support shall be provided by Manufacturer at reasonable charges to be agreed.

     13.1.5 In the event this Agreement is terminated by Manufacturer pursuant to Section 12.2 or by Xanodyne pursuant to Section 12.3.4, at the termination of this Agreement, Manufacturer shall invoice to Xanodyne, and Xanodyne shall pay, an amount equal to the cost of all Raw Materials, whether or not in the form of finished Product, in Manufacturer's possession or in transit to Manufacturer as of such date of expiration or termination, provided that Manufacturer demonstrates that such Raw Materials (i) were purchased in reasonable quantities in reliance on Xanodyne's most recently submitted forecast pursuant to Section 3.1 and (ii) are in compliance with all relevant Specifications and otherwise fit for commercial use; provided, however, that Manufacturer agrees to offset the amount due from Xanodyne pursuant to this Section 14.1.5 by the Acquisition Cost of any Raw Materials which Manufacturer may use for production of other products during the six months immediately following the date of such termination.

ARTICLE 14: FORCE MAJEURE

14.1 If either Party is unable to perform its obligations hereunder due to an event or occurrence constituting Force Majeure, it shall promptly notify the other Party of the nature and extent of the circumstances in question.

14.2 In the event of any delay in the performance of its obligations under this Agreement or the non-performance thereof by either Party due to Force Majeure, the Party so affected shall be under no liability for loss or injury suffered by the other Party thereby and the time for performance of the relevant obligations shall be extended accordingly provided it uses its reasonable endeavors to minimize the effect of and overcome or remove the cause of such Force Majeure.

14.3 In the event that either Party is prevented or delayed in performing any of its obligations under this Agreement due to Force Majeure for an aggregate period in excess of ninety

     (90) days in any twelve month period, then both Parties shall meet as soon as reasonably practicable to discuss in good faith how best to alleviate the circumstances in question.

ARTICLE 15: OTHER PROVISIONS

15.1 Agreement Controls. In the event of a conflict between the terms set forth in this Agreement and the terms contained in any purchase order or other documentation related to the supply of Product or the subject matter hereof, including without limitation, the Quality Agreement, the terms of this Agreement shall control.

15.2 Notices. Any notices, requests, estimates or other communications hereunder shall be deemed to have been properly given upon receipt thereof when sent via facsimile or nationally recognized next business day courier addressed to a Party at the respective following address.

          To Xanodyne:                       To Manufacturer:

          General Counsel                    Kelly DeVries, General Manager
          Xanodyne Pharmaceuticals Inc.      J.B. Laboratories Inc
          One Riverfront Place               13295 Reflections Drive
          Newport, KY 41071-4563             Holland, Michigan 49424
          Fax No: 859 371-6391               Fax No: 616-738-8709

15.3 Entirety. This Agreement and the Quality Agreement incorporated herein by reference constitute the entire agreement between the Parties with respect to the supply of Product; and these agreements shall supersede all previous arrangements and agreements between the two Parties in respect thereof.

15.4 Governing Law. This Agreement and the Quality Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Michigan. Each of Xanodyne and Manufacturer consents to submit to the personal jurisdiction of the Federal Court for the Western District of Michigan or the courts of the State of Michigan located in Ottawa or Kent Counties if any dispute arises out of this Agreement.

15.5 Severability. If any term or provision of this Agreement or the Quality Agreement is held by any court or other competent authority to be void or unenforceable, the other provisions of this Agreement or the Quality Agreement and the remainder of the affected provision shall continue to be valid.

15.6 No Waiver. Failure by either Party on one or more occasions to avail itself of a right conferred by this Agreement or the Quality Agreement shall not be construed as a waiver of such Party's right to enforce such right or any other right.

15.7 No Agency. Nothing in this Agreement or the Quality Agreement shall create or be deemed to create any relationship of agency, partnership or joint venture between the Parties.

15.8 Assignment.

     15.8.1 Neither Party may assign or transfer or delegate the performance of this Agreement or any rights or obligations thereunder to any Third Party without the prior written consent of the other Party which consent shall not be unreasonably withheld or delayed.

     15.8.2 In the event that Manufacturer wishes to assign this Agreement, Manufacturer shall, prior to such assignment, procure an undertaking from the assignee in writing that, should Xanodyne consent to such assignment, such assignee would assume Manufacturer's obligations under this Agreement and be bound by all the terms and provisions of this Agreement. In addition, Manufacturer shall ensure that the assignee:

          15.8.2.1 is experienced in or has, or will have as a condition to such assignment, senior and operating management, together with personnel retained at the Facility, who are experienced in pharmaceutical manufacturing under cGMP, including finished pharmaceutical products;

          15.8.2.2 has reasonably sufficient financial resources and liquidity (including lines of credit) to satisfy the requirements for working capital necessary to operate the Facility in the manner required to Manufacture and supply Product and perform all the obligations of Manufacturer under this Agreement;

          15.8.2.3 is in good standing with the FDA and has, for the five year period prior to the proposed assignment of this Agreement, a satisfactory record of regulatory compliance with the FDA, the U.S. Environmental Protection Agency, the U.S. Occupational Safety and Health Administration and the counterpart state agencies or divisions thereof (as demonstrated to the reasonable satisfaction of Xanodyne), except to the extent any non compliance would not reasonably be expected to have a material adverse effect on the ability of such assignee to operate a pharmaceutical manufacturing facility like the Plant.

15.9 Expenses. Except as otherwise provided herein, each Party shall be solely responsible for its respective costs and expenses incurred in connection with preparation of this Agreement and the performance of its obligations hereunder, including, without limitation, any and all attorneys' or accountants' fees.

15.10 Use of Name. Neither Party shall have any right, express or implied, to use in any manner, the name or other designation of the other Party, or any other trade name or trademark of the other Party for any purpose, except as may be required by applicable law or regulation.

15.11 Counterparts. This Agreement and the Quality Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which taken together shall constitute one instrument.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this agreement the day and year first above written:

XANODYNE/PHARMACEUTICALS INC.


By: /s/ S.A. Stamp
    ---------------------------------
Name: S.A. STAMP
Title: CHIEF FINANCIAL OFFICER


J.B. LABORATORIES INC.


By: /s/ Kelly DeVries
    ---------------------------------
Name: Kelly DeVries
Title: General Manager

                                  ATTACHMENT A

Product                                Batch Size   Unit Cost
-------                                ----------   ---------
FINISHED PACKAGED PRODUCT
Duet tablets 100ct Bottle                 [**]      $[**]
Duet Chewable tablets 90 ct Bottle        [**]      $[**]
Stuart Prenatal tablets 100ct Bottle      [**]      $[**]

BULK PACKAGED PRODUCT
Duet tablets Bulk                         [**]      $[**]per [**] tablets

                                  ATTACHMENT B
                               ACTIVE INGREDIENTS

DUET TABLETS

Ingredients                         mg
-----------                        ----
Acacia                             [**]
Ascorbic Acid                      [**]
Ascorbyl Palmitate                 [**]
Beta Carotene                      [**]
BHT                                [**]
Calcium Carbonate                  [**]
Cholecalciferol                    [**]
Corn Starch                        [**]
Croscarmeliose Sodium              [**]
Cupric Oxide                       [**]
Cyanocobaiamin                     [**]
Dicalcium Phosphate                [**]
dl-alpha Tocopherol                [**]
ferrous BisgSycinate               [**]
Iron Aid                           [**]
Folic Acid                         [**]
Gelatin (pork)                     [**]
HPMC                               [**]
Magnesium Oxide                    [**]
Magnesium Stearate                 [**]
Microcrystalline Cellulose         [**]
Mixed glycerides                   [**]
Niacinamide                        [**]
PEG                                [**]
Polysorbate 80                     [**]
Pyridoxine HCI                     [**]
Riboflavin                         [**]
Silicon Dioxide                    [**]
Sodium Aluminum Silicate           [**]
Sodium Ascorbate                   [**]
Sodium Benzoate                    [**]
Sorbic Acid                        [**]
Sucrose                            [**]
Thiamin Mononitrate                [**]
Titanium Dioxide                   [**]
Vitamin E Acetate                  [**]
Zinc Oxide                         [**]

                                  ATTACHMENT B
                           ACTIVE INGREDIENTS (CONT.D)

Duet Chewable Ingredients           mg
-------------------------          ----
Acacia                             [**]
Ascorbic Acid                      [**]
Ascorbyl Palmitate                 [**]
Aspartame                          [**]
Beta Carotene                      [**]
BHT                                [**]
Calcium Carbonate                  [**]
Calcium Silicate                   [**]
Cholecalciferol                    [**]
Citric Acid                        [**]
Corn Starch                        [**]
Cupric Oxide                       [**]
Cyanocobalamin                     [**]
Dicalcium Phosphate                [**]
dl-alpha Tocopherol                [**]
dl-alpha Tocopheryl Acetate        [**]
FD&C Yellow #6 Lake                [**]
Ferrochel Amino Acid Chelate 20%   [**]
Ferrous Fumarate                   [**]
Flavor Debittering                 [**]
Flavor Orange                      [**]
Flavor Vanilla                     [**]
Folic Acid                         [**]
Fructooligosaccharides             [**]
Gelatin (fish)                     [**]
Hypromellose                       [**]
Magnesium Oxide                    [**]
Magnesium Stearate                 [**]
Mannitol                           [**]
Mixed glycerides                   [**]
Niacinamide                        [**]
Pyridoxine HCI                     [**]
Riboflavin                         [**]
Silicon Dioxide                    [**]
Sodium Aluminum Silicate           [**]
Sodium Ascorbate                   [**]
Sodium Benzoate                    [**]
Sodium Citrate                     [**]
Sorbic Acid                        [**]
Sorbitol                           [**]
Sucrose                            [**]
Thiamine Mononitrate               [**]
Xylitol                            [**]
Zinc Oxide                         [**]

                                  ATTACHMENT B
                           ACTIVE INGREDIENTS (CONT.D)

Stuart Prenatal Ingredients         mg
---------------------------        ----
Xylitol                            [**]
Zinc Oxide                         [**]
Acacia                             [**]
Ascorbic Acid                      [**]
Ascorbyl Palmitate                 [**]
Beta Carotene                      [**]
BHT                                [**]
Calcium Carbonate                  [**]
Carnauba Wax                       [**]
Cholecalciferol                    [**]
Corn Starch                        [**]
Croscarmellose Sodium              [**]
Cyanocobalamin                     [**]
Dicalcium Phosphate                [**]
dl-alpha Tocopherol                [**]
Ferrous Fumarate                   [**]
Folic Acid                         [**]
Gelatin (pork)                     [**]
HPMC                               [**]
iron Oxide Red                     [**]
Magnesium Stearate                 [**]
Microcrystalline Cellulose         [**]
Mixed glycerides                   [**]
Niacinamide                        [**]
PEG                                [**]
Polysorbate 80                     [**]
Pyridoxine HC!                     [**]
Riboflavin (core)                  [**]
Silicon Dioxide                    [**]
Sodium Aluminum Silicate           [**]
Sodium Ascorbate                   [**]
Sodium Benzoate                    [**]
Sorbic Acid                        [**]
Sucrose                            [**]
Thiamin Mononitrate                [**]
Titanium Dioxide                   [**]
Vitamin E Acetate                  [**]
Zinc Oxide                         [**]

                                  ATTACHMENT C
                                QUALITY AGREEMENT

                            QUALITY AGREEMENT BETWEEN

                          XANODYNE PHARMACEUTICALS INC.

                                       AND

                             J.B. LABORATORIES, INC.

                                QUALITY AGREEMENT

CONTENTS

1.  PARTIES
2.  QUALITY AGREEMENT
3.  ADMINISTRATIVE INFORMATION
4.  PRODUCTS
5.  DURATION OF AGREEMENT
6.  CONFIDENTIALITY
7.  SECURITY
8.  SUPPLY
    8.1  Premises
    8.2  Product Specification and Master Production Records
    8.3  GMP Guidelines
    8.4  Materials
    8.5  Master Production Record Approval
    8.6  Production
    8.7  Methodology
    8.8  Standard Operating Procedure
    8.9  Dates of Manufacture and Expiration
    8.10 Manufacturing and Equipment Data
9.  QUALITY ASSURANCE
    9.1  QC of Materials
    9.2  In-Process and Finished Product Testing
    9.3  Release Procedures
    9.4  Documentation
    9.5  Sampling
    9.6  Stability
    9.7  Deviations and Investigations
    9.8  Rejection of Product
    9.9  Dispute Resolution
    9.10 Regulatory Inspection
    9.11 Regulatory Actions at Xanodyne US
    9.12 Regulatory Investigations
    9.13 Manufacturing Audits
    9.14 Right to Audit
    9.15 Product Complaints, Recall
    9.16 Compliance Deficiencies
10. CHANGE MANAGEMENT
11. PRODUCT PROCESS VALIDATION
    11.1 Process
    11.2 Cleaning Validation
    11.3 Equipment, Computer, Facility, and Utilities Qualification
    11.4 Laboratory Qualifications
12. ANNUAL PRODUCT REVIEW, DRUG LISTING, AND ANNUAL REPORTS
    12.1 Annual Product Review
    12.2 Drug Listing
    12.3 Annual Reports
13. STORAGE AND SHIPPING
    13.1 Storage
    13.2 Packing and Labeling
    13.3 Mixing of Product
    13.4 Shipment of Product to Xanodyne

14. CONTRACTUAL AGREEMENT
    APPENDIX I
    APPENDIX II
    APPENDIX III

1.   PARTIES

     This Quality Agreement is effective as of April 30, 2007, by and between Xanodyne Pharmaceuticals, Inc., a Delaware Corporation having its corporate offices at One Riverfront Place, Newport, Kentucky 41071-4563 (hereinafter referred to as "Xanodyne") and J.B Laboratories, Inc., a Michigan corporation having its principal offices at 13295 Reflections Drive Holland, Michigan 49424 (herein after referred to as "JB Labs").

2.   QUALITY AGREEMENT

     2.1 This Agreement supplements and is hereby incorporated by reference into, that certain Manufacturing Agreement between the Parties dated as of April 30, 2007 (the "Manufacturing Agreement") for each of the Products to which this Agreement relates. If such Manufacturing Agreements are not in place, the roles and responsibilities in this Agreement stand-alone.

     2.2 This agreement defines certain roles and responsibilities of JB Labs for services or materials supplied to Xanodyne or Affiliates, for commercial distribution to ensure compliance with applicable cGMPs. This Agreement is supplemental to and constitutes a part of the Manufacturing Agreement. The provisions of this Agreement are intended to be supplemental to and not in derogation from the terms of the Manufacturing Agreement and provisions contained herein shall be treated as supplemental to the Manufacturing Agreement and in particular but without limitation in relation to the application, compliance, verification and implementation of cGMP. To the extent any terms set forth in this Agreement conflict with the terms of any Manufacturing Agreement, the terms of the Manufacturing Agreement shall control. Defined terms used in this Agreement shall have the meaning set forth in Appendix I or as otherwise defined herein. Defined terms used in this Agreement that are not defined herein shall have the meaning set forth in the Manufacturing Agreement.

3.   ADMINISTRATIVE INFORMATION

     Contact names will be provided from both sites for key functional areas. Contact names are provided in Appendix II and may be updated as needed upon written notice of a Party.

4.   PRODUCTS

     A Product list is provided in Appendix I.

5    DURATION OF AGREEMENT

     This Agreement shall commence on execution by both Parties and subject to the following provisions of this clause shall expire or terminate on the expiry or termination of that Manufacturing Agreement. Any section of this Agreement which has a predefined retention, survival or maintenance period, for example raw data storage, product complaints and sample retention, shall survive the termination of this Agreement for the period defined in the appropriate section. This Agreement cannot be modified except with the written approval of both Parties. Specifications and Master Batch Records may be modified with written authorization from designated Quality Assurance representatives of both companies.

6.   CONFIDENTIALITY

     Confidential Information shall be governed by the terms of the applicable Manufacturing Agreement.

7.   SECURITY

     JB Labs has and will maintain controlled access to the Plant through a security card key or similar system. All visitors will be required by JB Labs to sign-in and be escorted during any site visit. All Third Party visitors will be required to enter into a confidentiality agreement prior to entering areas being used to Manufacture the Products.

8.   SUPPLY

     8.1  Premises

          8.1.1 JB Labs will Manufacture the Products at the Plant and will not use or transfer at a later date any of the Manufacturing operations for the Product(s) to Third Parties or other sites without the prior written agreement of Xanodyne Corporate Quality Assurance.

          8.1.2 JB Labs will ensure at all times that the premises and equipment comprising the Plant used to Manufacture/supply the Products comply at all times with current regulatory requirements and are in accordance with the documentation approved by Xanodyne Corporate Quality Assurance.

     8.2  Product Specification and Master Production Records

          8.2.1 JB Labs will Manufacture the Product(s) in accordance with the most recent version of the Specifications and Master Batch Record (formula, in-process and release specs, methods, shelf life, and regulatory requirements) as supplied or approved by Xanodyne. All such documentation must be approved by Xanodyne Corporate Quality Assurance (see section 11).

          8.2.2 JB Labs will select approved suppliers using quality assurance and purchasing evaluations, which verify compliance by the supply company with cGMP and Specifications. Where appropriate, an on-site audit of the supplier site by JB Labs and/or Xanodyne may be required. JB Labs will be responsible for auditing these suppliers, according to their written procedures, and perform any other task to confirm that the supplier is operating within cGMP and supplying Product that meets the Specifications. JB Labs will notify Xanodyne of any change with regards to an approved supplier.

               8.2.2.1 Raw Material Specification

                    If JB Labs has the responsibility in the Manufacturing Agreement for providing Raw Material (excipients and active ingredients), JB Labs will obtain from approved suppliers as defined in 8.2.2. JB Labs will test Raw Materials to the full Specification unless a supplier Certificate of Analysis ("COA") is available from an approved supplier, in which case, reduced testing may be employed upon mutual agreement with Xanodyne Corporate Quality Assurance. Full testing must be performed on a one lot per year minimum. Any reference standards for testing that are supplied by Xanodyne or its Affiliates must be accompanied by a COA listing expiration date and any correction factors that need to be applied.

                    If Raw Material is provided by Xanodyne, JB Labs will obtain and test Raw Materials to the full Specification unless a Certificate of Analysis (COA) is available from an approved supplier, in which case, reduced testing may be employed upon mutual agreement with Xanodyne Corporate Quality Assurance.

               8.2.2.2 Label Component Specifications

                    JB Labs will use only labels and labeling approved in compliance with standards and Specifications provided or approved by Xanodyne Corporate Quality Assurance.

               8.2.2.3 Packaging Component Specifications

                    JB Labs will obtain from approved suppliers as defined in the appropriate Regulatory documentation and test-packaging components to the full Specification unless a validated supplier COC is available from a certified supplier. If a COC is available, complete testing may not be necessary upon written approval by Xanodyne Corporate Quality Assurance. Packaging Specifications must be provided by Xanodyne Corporate Quality Assurance.

     8.3  GMP Guidelines

          Any applicable product license or pharmacopoeia or formulatory requirements applicable to the Manufacture of Product(s) shall be complied with in addition to cGMP and Specifications.

     8.4  Materials

          8.4.1 Materials Procured by JB Labs

               JB Labs is responsible for ensuring that all Raw Materials procured for use in the Product(s) are in full compliance with the Specifications in accordance with 8.2. Where appropriate, Raw Materials shall be given a repass date upon the satisfactory completion of all-initial testing. Repass testing will be performed at defined time intervals to ensure the chemical and physical stability of the Raw Materials unless Xanodyne or the supplier provides an official expiration date. Xanodyne Corporate Quality Assurance may audit any JB Labs program that allows retesting or repassing of Raw Materials.

          8.4.2 Materials Provided by Xanodyne

               Raw Materials provided by Xanodyne may require acceptance testing by JB Labs to confirm that the Raw Materials are in full compliance with the Specifications. Where Xanodyne requires acceptance testing to be performed by JB Labs to ensure full compliance with Specifications then JB Labs shall undertake such acceptance testing. Should Xanodyne perform this testing it will be the responsibility of Xanodyne for ensuring that these Raw Materials are in full compliance with the Specifications. JB
               Labs is responsible for ensuring that all Raw Materials are used correctly, have the correct identity by testing identity on receipt, and have met the relevant analytical testing or COA requirements for the Batch.

     8.5  Master Production Record Approval

          JB Labs may transcribe the information (i.e. formulation, filling work order, packaging work order) into its own format and must obtain written approval from Xanodyne US Corporate Quality Assurance for each master document version before Manufacturing. JBL will provide a cover sheet for Xanodyne signature. Signed approval must be returned to JBL within [**] working days, unless otherwise agreed.

     8.6  Production

          The Products will be Manufactured in accordance with the manufacturing and packaging procedures set forth in the Specifications and Master Batch Records and additional internal JB Labs' site procedures. Such procedures must be made available for scrutiny during audits by authorized personnel of Xanodyne Corporate Quality Assurance.

     8.7  Methodology

          JB Labs will test using the approved methodology listed in the appropriate Specification.

     8.8  Standard Operating Procedures

          JB Labs is responsible for maintaining any Standard Operating Procedures (SOPs) required to make the Product in accordance with cGMPs and as described in compendial documentation as well as any other regulatory requirements. If JB Labs and Xanodyne agree that deviation from specific SOP's is appropriate, Xanodyne Corporate QA will provide written authorization for the deviation.

     8.9  Dates of Manufacture and Expiration

          8.9.1 Date of Manufacture

               JB Labs will determine the date of manufacture based on the first day of blending the Product (the first day the API is introduced).

          8.9.2 Expiration Date

               Xanodyne Corporate Quality Assurance will provide the appropriate formulas so JB Labs can calculate expiration dates for Batches to be manufactured.

     8.10 Manufacturing and Equipment Data

          JB Labs is responsible for safe keeping and retention of records of machine usage (previous product produced in non-dedicated machinery), cleaning, any maintenance/calibration performed, Raw Material batch numbers and certification, in-process results and parameters, and test results in accordance with and shall perform all functions in accordance with legal and regulatory requirements and all Applicable Laws.

9.   QUALITY ASSURANCE AND CONTROL

     9.1  Laboratory Control of Materials

          9.1.1 Quality control of Raw Materials supplied by JB Labs or by suppliers to JB Labs will be undertaken by JB Labs in accordance with the Specifications and methods approved by Xanodyne Corporate Quality Assurance.

          9.1.2 JB Labs is responsible for investigating any laboratory out of specification (OOS) results per JB Labs' internal procedures. Each OOS investigation must be reviewed and approved by JB Labs' designated quality person and must evaluate if the failure has jeopardized the safety, efficacy or quality of the Product. Xanodyne Corporate Quality Assurance must be notified in writing as soon as is feasible, of a confirmed OOS value and JB Labs must forward the completed package to Xanodyne Corporate Quality Assurance upon conclusion of the investigation. The investigation process should be completed in a timely manner.

     9.2  In-Process and Finished Product Testing

          9.2.1 Raw Materials and packaging components

               JB Labs will ensure that all materials used are in compliance with the compendial and/or approved Methods and Specifications.

          9.2.2 JB Labs will perform all in-process and finished Product testing using the Specifications, finished Product attribute Acceptable Quality Level ("AQL"), and Methods of analysis listed in the release documentation list provided and approved by Xanodyne's Corporate Quality Assurance. JB Labs may subcontract testing in accordance with section 11.4.4.

     9.3  Release Procedures

          9.3.1 Product

               JB Labs is responsible for ensuring and certifying that the Product has been made according to cGMPs, as well as the Specifications and procedures documented in the Master Batch Record. This includes, but is not limited to, a complete and thorough review of the executed batch records. Upon Xanodyne request, copies of executed batch records will be forwarded to Xanodyne Corporate Quality Assurance by JB Labs upon completion of JB Labs review and approval process.

          9.3.2 Certificate of Compliance/Analysis

               Prior to release, a JB Labs Quality Assurance Representative will sign a Certificate of Compliance/Analysis confirming that the Product has been Manufactured, packaged and tested in accordance with cGMP and Applicable Laws and meets the requirements of the Master Batch Record and Specifications including a statement that any deviations identified during the manufacturing process have been satisfactorily closed. These documents will also include the lot numbers, reference to any associated deviations, associated batch expiry dates, and quantities in each shipment. The specific lot number will be the lot number identified on the executed batch record for the finished Product being released.

          9.3.3 Xanodyne Confirmatory Testing

               Xanodyne or its Affiliates may perform confirmatory testing to validate JB Labs' data.

     9.4  Documentation

          9.4.1 Requests for Full Documentation

               JB Labs agrees to supply Xanodyne or its Affiliates with any completed Manufacturing, packaging, testing, or stability data within a reasonable time period. Should the documentation be necessary to fulfill a regulatory agency request, the documentation should be provided within 1 business day of Xanodyne's written request.

          9.4.2 JB Labs will retain, at minimum, batch production records, quality control testing records, all records of shipments of the Product from JB Labs, all validation data and other documentation relating to the Product for the time periods required by Applicable Laws with respect to the Product plus one year.

               9.4.2.1 JB Labs shall make such records and data available for review by Xanodyne at JB Labs' Plant upon at least [**] days prior written notice from Xanodyne to JB Labs.

          9.4.3 JB Labs shall, upon Xanodyne's request, supply to Xanodyne a copy of its document retention policy. Upon termination or expiration of this Agreement, JB Labs will, upon Xanodyne's written request and at Xanodyne's expense, make copies of any records and data for Xanodyne.

     9.5  Retain Sampling

          9.5.1 Retain Samples - Raw Materials

               JB Labs will retain samples of active ingredient for at least one year beyond the expiry period of the Products in which used. The amount of sample retained will be twice the quantity required to carry out all of the tests required to determine of the material meets, its Specifications.

          9.5.2 Retain Samples - Products

               JB Labs will retain samples of the Products for at least one year beyond the expiry period. The amount of sample retained will be twice the quantity required to carry out all of the tests required to determine if the material meets it's Specifications.

     9.6  Stability

          9.6.1 Routine/Commercial Stability Program

               9.6.1.1 JB Labs is responsible for maintaining a routine
                    stability-testing program for the Products, and will provide a stability summary to Xanodyne on reasonable request intervals. Data will be provided to Xanodyne as requested.

               9.6.1.2 The stability program will be in compliance with any license commitments as notified by Xanodyne. At a minimum one lot of each Product, at each strength and in each package type (largest to smallest) will be placed on stability each year unless otherwise agreed to in writing by JB Labs and Xanodyne. Bulk stability will be performed once during the life of the product to establish a repack date. The stability protocol or any changes must be approved by Xanodyne Corporate Quality Assurance.

          9.6.2 Development (Registration, R&D) Stability Program

               JB Labs will be responsible for performing any development stability required to support the Products. If that development stability is to support projects initiated by JB Labs, then JB Labs will design, execute and write reports for the program. All protocols for and reports from such work must be approved by Xanodyne Corporate Quality Assurance. If that development stability is to support projects initiated by Xanodyne, then Xanodyne will establish the protocols and JB Labs will develop, execute and write protocols and reports for the program when requested by Xanodyne.

          9.6.3 Stability Failures

               Any confirmed problems or out of Specification results which arise as a result of or during any of the stability programs will be communicated in writing to Xanodyne Corporate Quality Assurance in sufficient time for Xanodyne to comply with any regulatory requirements.

          9.6.4 JB Labs will supply Xanodyne's Corporate Quality Assurance department with completed stability results upon receipt of a written request.

     9.7  Deviations and Investigations

          9.7.1 Deviations

               Although no deviation from the approved Master Batch Record should occur, any deviation from the process during Manufacture must be carefully explained and documented in the batch records, justified and approved by JB Labs' Quality Assurance and production management, and included in the documentation package. Any process deviations will be forwarded to Xanodyne Corporate Quality Assurance via JB Labs after discovery of the occurrence.

               NOTE: A deviation is defined as any anomalous event that may occur during the processing of a Batch that is a departure from Specifications, approved procedures or validated processes.

          9.7.2 Failure Investigations and Out Of Specification (OOS) Results

               JB Labs is responsible for investigating any test result or in-process test that fails to meet Specification per their internal procedures. Each investigation will be reviewed and approved by JB Labs' designated Quality person. The investigation must evaluate if the failure has jeopardized the safety, efficacy or quality of the Product. Xanodyne must be notified in writing of a confirmed OOS value and JB Labs must forward the investigation results to Xanodyne Corporate Quality Assurance upon conclusion of the investigation.

          9.7.3 JB Labs will notify Xanodyne Corporate Quality Assurance forthwith if any problems are discovered that may impact Product Batch(s) previously shipped to Xanodyne or its Affiliates identifying the Batches in question.

          9.7.4 Some deviations/failures may require that additional testing, stability, or validation be conducted. This work will be performed by JB Labs as agreed by both Parties.

     9.8  Rejection of Product

          9.8.1 JB Labs will notify Xanodyne Corporate Quality Assurance in writing of any Batch rejected by JB Labs. This communication shall be accompanied by a completed investigation with regard to the failure and include evaluation of effect of failure on other Batches.

          9.8.2 Xanodyne or its affiliates will notify JB Labs of any problems thought to be due to Manufacture or stability, which are found during the distribution of the Product. When requested by Xanodyne, JB Labs will promptly perform investigations for these problems. Investigation results will be forwarded to Xanodyne as required.

     9.9  Dispute Resolution

          In the event that a dispute arises between JB Labs and Xanodyne or its Affiliates in the analysis of the Products, the resolution will proceed in stages. The first stage requires direct communication between analysts from both Parties to determine that the Methods of analysis are the same and are being executed in the same manner at both sites. Second, carefully controlled and split samples should be sent from one site to the other in an attempt to reach an agreement. Should there be a failure to achieve resolution, analysts from both Parties will be required to meet to work through the analysis of a mutually agreeable sample. Notwithstanding the foregoing, Xanodyne Corporate Quality Assurance retains at all times the right to determine Product release status for commercial distribution.

     9.10 Regulatory Inspections

          Xanodyne's Vice President or Director of Corporate Quality Assurance will be notified, as soon as is feasible, of any inspections by a Regulatory Authority related to Xanodyne Products. Should the FDA issue a warning letter or any observations related to Product to JB Labs, a copy of these documents will be forwarded to Xanodyne Corporate Quality Assurance as soon as is feasible.. Examples of observations related to Product include without limitation, observations issued regarding a packaging line, or quality control testing laboratory. If necessary, JB Labs may black out names of other customers or products to protect confidentiality. Copies of formal response letters from JB Labs including the 483 observations to the FDA that relate to the Product impact will also be forwarded to Xanodyne Corporate Quality Assurance. JB Labs will consider Xanodyne's comments and suggestions regarding any citations or observations that specifically relate to the manufacture of Xanodyne's products.

     9.11 Regulatory Actions at Xanodyne

          Xanodyne or its Affiliates will notify JB Labs of any inspections or regulatory actions on the Products that may impact JB Labs. Additionally, Xanodyne will immediately forward any regulatory correspondence concerning the Manufacture of the Products to JB Labs.

     9.12 Regulatory Investigations

          JB Labs is responsible for supporting all Batch record investigations associated with regulatory actions. Xanodyne Corporate Quality Assurance must be notified of any such events.

     9.13 Manufacturing Audits (MA)

          9.12.1 Annual MA: Xanodyne shall have the right to conduct [**] Manufacturing Audit as defined in section 9.13.4) per year (such annual Manufacturing Audit to be hereinafter referred to as an "Annual MA").

          9.12.2 Event MA: In addition to the Annual MA, in the event that (i) JB Labs receives 483 Observations or a "Warning Letter" from the FDA or any foreign equivalent outside the USA relating to the Manufacture of the Product by JB Labs, (ii) JB Labs has received a DEA "Letter of Admonishment" or similar notice alleging non-compliance, (iii) Xanodyne has rejected a Batch of Product where it has been agreed or determined that such Product failed to meet Specifications or cGMP or (iv) Xanodyne or JR Labs shall have received a series of complaints (i.e. [**] complaints on at least [**] lots of Product determined to have been a result of operations at JB Labs) from Third Parties within any year relating to the Manufacture of a Product (individually or collectively, an "Event"); Xanodyne shall have the right to conduct additional Manufacturing Audits according to the terms specified in Section 9.13.4 below (such Manufacturing Audit or Audits to be hereinafter referred to as an "Event MA").

          9.12.3 Routine Visits. It is agreed that Xanodyne may arrange, routine observational visit to the Plant(s).

          9.13.4 Manufacturing Audit: For purposes of this Agreement, the term "Manufacturing Audit" shall mean an audit of JB Labs' Plant for the Product by no more than [**] employees and/or [**]agents of Xanodyne for purposes of reviewing JB Labs' procedures and processes used in Manufacturing the Products, unless otherwise agreed. Any such agents shall be qualified to conduct manufacturing audits, shall comply with all JB Labs' facility rules regarding safety and security notified by JB Labs to Xanodyne and its employees and agents. Each Manufacturing Audit shall be conducted during JB Labs' normal business hours and upon at least fifteen (15) days' prior written notice to JB Labs in the case of an Annual MA, or with prior notice to JB Labs in the case of an Event MA. In all cases Xanodyne shall ensure that its employees or agents will conduct each Manufacturing Audit so as not, insofar as is reasonably practicable, to interfere with the normal and ordinary operation of JB Labs' Plant. During a Manufacturing Audit, upon Xanodyne's request, JB Labs shall make available for Xanodyne's review and inspection all equipment and facilities used in or in relation to the Manufacture of a Product, records and support documents (i.e. manufacturing and analytical) with respect to each Batch of the Product and other Raw Materials and packaging components used in the Manufacture or packaging of the Product hereunder. At any such audit, Xanodyne shall have the right to obtain copies of such batch records with respect to the Product(s), provided however, that Xanodyne pays JB Labs for its reasonable costs associated with making such copies. All costs of an Event MA shall be borne by Xanodyne unless the requirement for audit arises as a result of the negligence of JB Labs or the breach of the terms of this Agreement or the Manufacturing Agreement by JB Labs, in which case JB Labs shall absorb all costs associated with the audit.

          9.13.5 Correspondence: Each Party shall promptly notify the other Party of, and shall provide the other Party with copies of, any correspondence and other documentation received or prepared by the notifying Party in connection with any of the following events:


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

               Receipt of a 483 Observation Letter or "Warning Letter" from the FDA or any other Regulatory Authority or any relevant foreign equivalent outside the USA in connection with the Manufacture, packaging, testing, storage or security of the Product;

               Any field alert, recall, market withdrawal or correction of any Batch of the Product; or

               Any regulatory comments relating to the Manufacture of Xanodyne Product(s) requiring a response or action by the notifying Party.

     9.14 Right to Audit

          9.14.1 Xanodyne or Xanodyne Affiliate representatives will be escorted at all times by JB Labs personnel.

          9.14.2 Audit Procedures

               9.14.2.1 An exit meeting will be held with representatives from
                    JB Labs and Xanodyne to discuss significant audit observations.

               9.14.2.2 Xanodyne will provide a written report of all
                    observations within 30 days to JB Labs. Within 30 days of audit report receipt, JB Labs will provide a written response to all findings that details corrective action to be implemented. JB Labs will follow up to ensure that all corrective actions are implemented. Xanodyne may confirm follow-up action by performing a follow-up audit separate from the Annual MA or through documentation exchange.

     9.15 Product Complaints, Recall

          9.15.1 Product Complaints

               Xanodyne Corporate Quality Assurance shall maintain complaint files with respect to the Product (s) in accordance with cGMP's. Xanodyne Corporate Quality Assurance is responsible for receiving and initially investigating any complaints and will notify JB Labs of any complaint potentially resulting from any manufacturing defect that may impact the Product quality. JB Labs will investigate any Product complaints and provide a report to Xanodyne within 30 days. The investigation shall be completed in accordance with all cGMP regulations and any other Applicable Laws. Xanodyne shall have responsibility for reporting all complaints relating to the Product to the FDA and any other Regulatory Authority, including, but not limited to, complaints relating to the Manufacture of the Product as well as adverse drug experience (ADE) reports.

          9.15.2 Product Recall

               If Product Recall is related to product manufactured by JB Labs, JB Labs, in conjunction with Xanodyne Corporate Quality Assurance will be responsible for instituting a Product Recall. Prior to initiation of any recall, Xanodyne will notify JB Labs of any Recall that may be due to JB Labs. In the event that the companies disagree about the need for a recall, every effort will be made to resolve the issue. If no resolution is reached, both JB Labs Quality and Xanodyne Quality will consult with the regulatory authorities together to obtain the agency's recommendation concerning the need for a recall. The companies will abide by the agency's recommendation. JB Labs will work with Xanodyne and

               Xanodyne's Affiliates to investigate and coordinate the Recall. JB Labs will provide a rapid initial response and a full report within [**] working days. Should JB Labs have a Recall for a product other than a Xanodyne product, the investigation should extend to the procedures and practices associated with the manufacture of that product and JB Labs will promptly notify Xanodyne should the procedures or practices impact the manufacture of Xanodyne's products.

     9.16 Compliance Deficiencies

          Should JB Labs become aware of any issues that could affect the quality, safety, identity or efficacy of any Product produced at their facility, JB Labs will notify Xanodyne Corporate Quality Assurance in writing as soon as is feasible.

10.  CHANGE MANAGEMENT

     Product specific Master Batch Records, and Specifications will be approved by both Xanodyne's Corporate Quality Assurance Department and JB Labs' Quality Department. No changes to the above documents may be implemented without the signed authorization from an authorized member of the Xanodyne Corporate Quality Assurance Department. A signature will be required within [**] working days for documents sent to Xanodyne for change approval. All required regulatory approvals will be obtained prior to implementation. Variations to established production procedures may be initiated by either Party, but must be agreed to in writing by the authorized members of the Quality Assurance Departments of both Parties before implementation. The release status of the Product produced under a variation will be decided as part of the variation approval process. Quality Assurance Departments of JB Labs or Xanodyne will have the right to assign a final disposition of "rejected" to the batch should they conclude that such action is appropriate. Changes to the facility or equipment which have significant impact on Xanodyne's products shall be forwarded for review by Xanodyne's Corporate Quality Assurance prior to implementation.

11.  PRODUCT AND PROCESS VALIDATION

     11.1 Process

          JB Labs is responsible for ensuring that the process for Manufacture is validated. The validation should ensure that the process is capable of consistently achieving the Product's Specifications. JB Labs will not use any validation protocol or issue a report unless Xanodyne technical personnel and Xanodyne Quality Assurance have first approved them. Xanodyne will approve or reject all protocols and validation reports within 5 working days of receipt. Process validation batches may be shipped prior to completion of the validation reports, if a letter of authorization is provided by Xanodyne Corporate Quality Assurance.

     11.2 Cleaning Validation

          11.2.1 JB Labs is responsible for ensuring that adequate cleaning is carried out between batches of different products to prevent contamination.

          11.2.2 JB Labs will establish cleaning validation limits for the Product. The cleaning procedure and analytical methodology may be reviewed by Xanodyne upon request. Xanodyne will disposition all protocols and cleaning validation reports within [**] business days of receipt.

          11.2.3 JB Labs is responsible for having appropriate cleaning procedures for Product(s) Manufactured on non-dedicated equipment. JB Labs must provide evidence of appropriate equipment cleaning results as soon as is feasible upon receipt of request from Xanodyne. Cleaning data must be made available during an Annual or Event MA.

          11.2.4 JB Labs is responsible for having appropriate cleaning procedures for product(s) manufactured on dedicated equipment.

          11.2.5 The manufacture of any cytotoxin, penicillin, steroid, or other hormone product should not be allowed in a non-segregated area, which is used to manufacture Xanodyne products without mutual approval of JB Labs and Xanodyne.

     11.3 Equipment, Computer, Facility, and Utilities Qualification

          JB Labs is responsible for the safe and efficient working of all equipment, computer, utility, and facility qualification activities associated with the Products, including maintenance. Should an issue become evident; JB Labs will notify Xanodyne Corporate Quality Assurance. JB Labs must make available equipment, computer, facility, and utilities qualification data during an Annual or Event MA.

     11.4 Laboratory Qualifications

          11.4.1 JB Labs is responsible for ensuring that all laboratories are compliant with cGMPs with regard to systems and equipment qualifications.

          11.4.2 JB Labs is responsible for maintaining appropriate cGMP documentation procedures in the laboratories (i.e. notebooks, logbooks, sample receipt, sample tracking, SOPs, etc).

          11.4.3 JB Labs is responsible for ensuring all methodology associated with the prescription status of the Product(s) is appropriately qualified and/or validated. If analytical work is performed at JB Labs, then Xanodyne will also provide any existing analytical documentation to assist in Methods transfer or Methods validation.

          11.4.4 If analytical work is not performed at JB Labs' site, JB Labs may elect to perform an audit on vendors to be used for analytical testing. Should JB Labs decide to sub-contract out any quality control work, prior approval from Xanodyne Corporate Quality Assurance will be required.

12.  ANNUAL PRODUCT REVIEW, DRUG LISTING, AND ANNUAL REPORTS

     12.1 Annual Product Review

          JB Labs will perform an annual product review on the Products and will issue a report to Xanodyne no later than [**] months after the conclusion of an annual manufacturing cycle. This report will be a review of any changes in the Manufacturing of the Product in the previous year; a summary of lots made, released, and rejected and a stability report. Also, control charting or trend analysis of key Product parameters will be performed on an annual basis. Any abnormalities will be explained in the annual review. This review will be conducted in accordance with 21CFR211.180(e) and any other Applicable Laws.

     12.2 Drug Listing

          JB Labs is responsible for drug listing as the Manufacturer of the Product(s) while Xanodyne is responsible for drug listing as the distributor of the Product(s). Xanodyne will provide JB Labs copies of all Product labeling including package insert, and NDC code which includes labeler code, product code, and packaging code, Xanodyne will notify JB Labs of the scheduled Product launch.

     12.3 Annual Reports, IND Updates or Other Regulatory Filings Where
          Applicable

          Xanodyne is responsible for preparing any Annual Report, IND update or other regulatory filing as required by Applicable Laws, including 21 CFR 314.7 (g)(3), 314.81 (b)(2), and/or 601.12 (d), (f)(3). At least
          [**] calendar days before the regulatory due date, Xanodyne may request in writing from JB Labs the chemistry, manufacturing and controls data required for submission of the filing. JB Labs will provide the requested information to Xanodyne within [**] days of request.

13.  STORAGE AND SHIPPING

     13.1 Storage

          JB Labs will ensure that during storage of the Product(s) that there is no possibility of deterioration, interference, theft, Product contamination or admixture with any other materials. Xanodyne Corporate Quality Assurance will provide details of any labeling requirements and container sealing and integrity requirements.

     13.2 Packing and Labeling for Transit

          The Product(s) will be suitably packed for transit, each pallet or outer container being labeled in accordance with the approved Applicable Specifications and Laws.

     13.3 Mixing of Product

          Different lots of a single Product or different types of Products will not be mixed on a pallet.

     13.4 Shipment of Product to Xanodyne

          Only approved, finished (unless required otherwise by Xanodyne), labeled Products will be shipped by JB Labs to Xanodyne. Any shipment of Product from JB Labs, which is unapproved, or under quarantine requires prior written consent by Xanodyne's Corporate Quality Assurance. This authorization will be on a lot by lot basis.

14   CONTRACTUAL AGREEMENT

     Established at Xanodyne Pharmaceuticals, Inc., One Riverfront Place, Newport, Kentucky 41071-4563

     For and on behalf of XANODYNE PHARMACEUTICALS INC:


     S. A. Stamp               CHIEF FINANCIAL OFFICER           /s/ S. A. Stamp
     ---------------------------------------------------------------------------
     NAME                      TITLE                             SIGNATURE


     For and on behalf of J.B. LABORATORIES INC:


     Kelly Devries             General Manager                   /s/ S. A. Stamp
     ---------------------------------------------------------------------------
     NAME                      TITLE                             SIGNATURE


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

                                   APPENDIX I

                                LIST OF PRODUCTS

                                    Products

Duet Tablets 100ct Bottle
Duet Tablets Bulk
Duet Chewable Tablets 90ct Bottle
Stuart Prenatal Tablets 100ct Bottle

DEFINITIONS:

"Master Batch Record(s)" means the approved formulation, manufacturing/packaging instructions, and controls whereby a Batch of Product is manufactured. Master Batch Records must be written per cGMPs for all, stability, and commercial manufacturing processes and may be Issued repeatedly of the manufacture of the same Batch of Product.

"Methods" means approved analytical testing procedures for Raw Materials, intermediates and final Product.

"NDC" means National Drug Code.

                                   APPENDIX II
                                LIST OF CONTACTS
                           (NAME, PHONE, FAX, E-MAIL)

ISSUE                    XANODYNE PHARMACEUTICALS INC    JB LABORATORIES, INC
-----                    ----------------------------    --------------------
Product Release          Contact: Keith Arvin            Contact: Paresh Hansji
                         Phone: (859) 547-3880           Phone : (616) 738-8500
                         Fax: (859) 371-1737             Fax : (616) 738-8709
                         E-mail: karvin@xanodync.com     E-mail: phansji@jblabs.com

Investigations           Contact: Keith Arvin            Contact; JParesh Hansji
                         Phone: (859) 547-3880           Phone : (616) 738-8500
                         Fax: (859) 371-1737             Fax : (616) 738-8709
                         E-mail: karvin@xanodyne.com     E-mail: phansji@jblabs.com

Regulatory Inspections   Contact: Keith Arvin            Contact: Kathy Olgers
                         Phone: (859) 547-3880           Phone : (616) 738-8500
                         Fax: (859) 371-1737             Fax : (616) 738-8709
                         E-mail: karvin@xanodyne.com     E-mail: kolgers@jblabs.com

Stability                Contact: Keith Arvin            Contact: Candi Schneider
                         Phone: (859) 547-3880           Phone : (616) 738-8500
                         Fax:(859)371-1737               Fax : (616) 738-8709
                         E-mail: karvin@xanociyrte.com   E-mail: cschneider@jbiabs.com

Validation               Contact: Keith Arvin            Contact: Michelle Johnson
                         Phone: (859) 547-3880           Phone: (616)738-8500
                         Fax: (859) 371-1737             Fax : (616) 738-8709
                         E-mail: karvin@xanodyne.com     E-mail: nijohnson@jblabs.com

Complaints               Contact: Keith Arvin            Contact: Kathy Olgers
                         Phone: (859) 547-3880           Phone : (616) 738-8500
                         Fax: (859) 371-1737             Fax : (616) 738-8709
                         E-mail: karvin@xanodyne.com     E-mail: kolgers@jblabs.com

Change Management        Contact: Keith Arvin            Contact: Paresh Hansji
                         Phone: (859) 547-3880           Phone : (616) 738-8500
                         Fax: (859) 371-1737             Fax : (616) 738-8709
                         E-mail: karvin@xanodyne.com     E-mail : phansji@jbiabs.com

Audits                   Contact: Keith Arvin            Contact: Kathy Olgers
                         Phone: (859)547-3880            Phone : (616) 738-8500
                         Fax: (859) 371-1737             Fax : (616) 738-8709
                         E-maikkarvin@xanodyne.com       E-mail: kolgers@jblabs.com

                                  APPENDIX III
                              RELEASE DOCUMENTATION

The release documentation for all Batches will include a Certificate of Analysis
(COA) and a Certificate of Conformance (COC).

A Certificate of Analysis (COA)

This document will list the following:

-    The Product Name

-    The Batch Number

-    The Date of Manufacture

-    All Analytical Test Results and Specifications

-    All Microbiological Test Results

-    Certification that all Specifications have been met.

A Certificate of Conformance (COC)

This document will attest to the fact that the Batch of Products was made in accordance with all applicable regulations, product licenses, and company policies. This document will include:

     -    Product name

     -    Lot number

     -    Batch quantity approved

     -    Expiry date

     - A statement confirming that the batch record conforms to cGMP requirements and has been reviewed and approved by JB Labs' Quality Assurance.

JB Labs' authorized Quality Assurance personnel will sign the above certificates.